As filed with the Securities and Exchange Commission on August 1, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ECLIPSYS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0632092
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1750 Clint Moore Road	33487
Boca Raton, Florida
(Address of Principal Executive Offices)	(Zip Code)

2005 Stock Incentive Plan
2005 Employee Stock Purchase Plan
(Full Title of the Plan)

Brian W. Copple
General Counsel and Chief Legal Officer
1750 Clint Moore Road, Boca Raton, Florida 33487
(Name and Address of Agent For Service)
(561) 322-4321
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee

Common Stock, $0.01 par value per share (including the associated Preferred Stock Purchase Rights)	3,000,000 shares(2)	$13.935(3)	$41,805,000(3)	$4,920.45

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 2,000,000 shares issuable under the 2005 Stock Incentive Plan and (ii) 1,000,000 shares issuable under the 2005 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ National Market on July 25, 2005.

EXPLANATOTY NOTE

The Registrant’s 2005 Stock Incentive Plan provides that up to 8,328,635 shares registered under (i) the Registrant’s Registration Statement on Form S-8 (File No. 333-62791), relating to the 1996 Stock Plan, the Amended and Restated 1998 Employee Stock Purchase Plan and the 1998 Stock Incentive Plan, (ii) the Registrant’s Registration Statement on Form S-8 (File No. 333-33536), relating to the 1996 Stock Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the 1998 Stock Incentive Plan and the 1999 Stock Incentive Plan, (iii) the Registrant’s Registration Statement on Form S-8 (File No. 333-45444), relating to the 1996 Stock Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the 1998 Stock Incentive Plan, the 1999 Stock Incentive Plan, and the 2000 Stock Incentive Plan, and (iv) the Registrant’s Registration Statement on Form S-8 (File No. 333-92148), relating to the 1996 Stock Plan, the Amended and Restated 1998 Stock Incentive Plan, the Amended and Restated 1999 Stock Incentive Plan, the Amended and Restated 2000 Stock Incentive Plan and the Second Amended and Restated 1998 Employee Stock Purchase Plan, may be issued under the Registrant’s 2005 Stock Incentive Plan. These prior Registration Statements are incorporated by reference into this Registration Statement, and the filing fees for the shares registered by the prior Registration Statements that may be issued under the 2005 Stock Incentive Plan were paid in connection with the filing of the prior Registration Statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1. Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

     Item 2. Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

     Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article EIGHTH of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

     Article NINTH of the Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought, or threatened to be brought, against him by virtue of his position as, or agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with, a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought, or threatened to be brought, against him by virtue of his position as, or agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with, a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     The Registrant is required to provide the indemnification described herein unless the officer or director has not met the applicable standard of conduct required for indemnification. Whether the applicable standard of conduct has been met shall be determined in each instance by (a) a majority vote of the directors of the Registrant consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Registrant), or (e) a court of competent jurisdiction. In the event of a determination that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make a disposition within 60 days after written request for indemnification or advancement of expenses to the Registrant is made by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     The Registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     The Registrant has entered into an indemnification agreement with each of its directors. Pursuant to these agreements, the Registrant has agreed to indemnify each such director for any damages, including expenses, incurred by the director in connection with any civil or criminal action or proceeding as a result of any action or inaction of the director as a member of the Registrant’s board of directors or the board of any subsidiary of the Registrant, or at the request of the Registrant as a director, officer, employee, agent or fiduciary of the Registrant or any other entity, provided that the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, that the director had no reasonable cause to believe his or her conduct was unlawful.

     Pursuant to these agreements, the Registrant has also agreed to indemnify each director for expenses and amounts paid in settlement that are directly or indirectly incurred by the director in connection with an action by or in the right of the Registrant to which the director is a party by reason of the director’s service (i) on the Registrant’s board of directors, (ii) on the board of any subsidiary of the Registrant, or (iii) at the request of the Registrant as a director, officer, employee, agent or fiduciary of the Registrant or any other entity, provided that (a) the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and (b) the director may not be indemnified for liability to the Registrant unless the court in such action determines that the director is fairly and reasonably entitled to indemnification.

     Further, these indemnification agreements obligate the Registrant to advance expenses incurred by each such director within 10 days of a request by the director, which expenses are to be repaid only in the event it is ultimately determined that the director is not entitled to indemnification. Such advances are to be made without regard to the financial ability of the director to make such repayment, and are to be unsecured and interest free.

     Pursuant to these agreements, the director must give the Registrant notice of the action for which indemnity is sought, and the Registrant has the right to participate in such action or assume the defense thereof. If the Registrant fails to make full payment of an indemnification claim within 45 days after such payment is claimed by the director, the director may bring an action against the Registrant to recover the unpaid amount of the claim. The Registrant may assert, as a defense against such claim, that the director has failed to meet the standards of conduct which make it permissible under the law for the Registrant to indemnify the director for the amount claimed, but the burden of proving such defense is on the Registrant, and the director is entitled to receive payment of his or her expenses in the interim.

     The Registrant has further agreed to indemnify each such director to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the indemnification agreement.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9. Undertakings.

     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on this 1st day of August, 2005.

ECLIPSY	S CORPORATION

By:	/s/ Robert J. Colletti

Robert J. Colletti
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Eclipsys Corporation, hereby severally constitute and appoint Eugene V. Fife, Brian W. Copple, Robert J. Colletti and Brent B. Siler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Eclipsys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eugene V. Fife	Chairman of the Board of	August 1, 2005
Directors, Chief Executive
Eugene V. Fife	Officer and President
(Principal executive officer)

/s/ Robert J. Colletti	Senior Vice President and Chief	August 1, 2005
Financial Officer (Principal
Robert J. Colletti	financial and accounting
officer)

/s/ Braden R. Kelly	Director	August 1, 2005

Braden R. Kelly

/s/ Steven A. Denning	Director	August 1, 2005

Steven A. Denning

/s/ Jay B. Pieper	Director	August 1, 2005

Jay B. Pieper

/s/ Edward A. Kangas	Director	August 1, 2005

Edward A. Kangas

/s/ Dan L. Crippen	Director	August 1, 2005

Dan L. Crippen

INDEX TO EXHIBITS

Number	Description
4.1(1)	Third Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Third Amended and Restated By-Laws of the Registrant

4.3(3)	Certificate of Designation of Series A Junior Participating Preferred

4.4(2)	Specimen certificate for shares of Common Stock

4.5(3)	Rights Agreement, dated July 26, 2000, by and between Eclipsys
Corporation and Fleet National Bank, as Rights Agent

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP
(included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this
registration statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 000-24539) and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-50781) and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K dated August 8, 2000 (File No. 000-24539) and incorporated herein by reference.